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                                                                  EXHIBIT 10.35

                        MANAGEMENT CONTINUITY AGREEMENT

     THIS AGREEMENT, made this seventh day of September, 1998, between John
C. Homan ("Executive") and Topform, Inc., a Delaware corporation (the
"Company").

                                  WITNESSETH:

     WHEREAS, the Company desires to assure itself of continuity of management in the event of any actual or threatened change in the control of the Company, and

     WHEREAS, the Company believes it is important that Executive be able to assess and advise the Company of whether supporting a change in control would be in the best interests of the Company and its shareholders without being influenced by the uncertain effect of such a change upon Executive's role within the Company, and

     WHEREAS, Executive has been employed by the Company and its predecessors since December of 1995 and the Company wishes to demonstrate to Executive the Company's concern for his welfare;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                     ARTICLE I. OPERATION OF AGREEMENT.

1.1. This Agreement will be binding immediately upon the execution by the parties hereto, but will operate as an employment contract only during the "Term of Employment" as described below.

1.2. The "Term of Employment" is the period beginning on the date of a "Change of Control" and ending on the earliest or:

     (a)  Executive's 70th birthday;

     (b)  Executive's death;

     (c) the date on which the Agreement terminates in accordance with paragraph 1.4 below; and

     (d) the date on which all rights and obligations of the parties hereto have been satisfied in accordance with the terms of this Agreement.

     Neither the expiration of the Term or Employment nor the termination of this Agreement will relieve the Company of the obligations to provide Executive, in accordance with the terms hereof, the payments, benefits and coverage to which he has become entitled under this Agreement.

1.3. "Change of Control" means a change of control of the Company of a nature that would be required to be reported in responses to item 6(e) of
Schedule 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change of Control shall be deemed to have occurred if:

     (a) any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d and 13d-5 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; or

     (b) The Company is a party to a merger, consolidation, sale of assets or other reorganization, or

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a proxy contest, as a consequence of which members of the Board of Directors in office immediatley prior to such transaction or even constitute less than a majority of the Board or Directors thereafter; or

     (c) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

     Notwithstanding the foregoing provisions of this paragraph 1.3, a "Change of Control" will not be deemed to have occurred solely because of the acquisition of securities of the Company (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by the Company for its employees.

1.4. Either the Company or Executive may, by giving 60 days' written notice to the other party, terminate the Agreement as of the third, or any subsequent, anniversary of the Change of Control.


                             ARTICLE II. EMPLOYMENT

2.1. The Company agrees to employ Executive throughout the Term of Employment as President of the Company without reducing Executive's authority or status and without imposing on Executive travel requirements or other duties substantially more onerous than those to which he was subject immediately prior to the Change of Control. The Company agrees to provide Executive with an office and executive secretarial support similar to those provided immediately before change of Control and further agrees that Executive's situs of employment will be in San Diego, California, or at the Executive's option, such other location in the vicinity to which The Company's executive headquarters may be moved.

2.2. Executive agrees, subject to paragraph 4.4 below, to remain in the Company's employ during the Term of Employment, as described in paragraph 2.1.

     Excluding periods of vacation and sick leave, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company to the extent necessary to discharge responsibilities assigned to Executive hereunder and to use reasonable efforts to perform such responsibilities faithfully and efficiently. No greater time, attention or effort to discharge responsibilities shall be rquired of Executive than was required prior to the Change of Control. Executive may:

     (a)  serve on corporate, civic and charitable boards or committees,

     (b) deliver lectures, fulfill speaking engagements and teach at educational institutions and

     (c)  manage personal investments

     (d) manage such other ventures or businesses of any type similar to those managed prior to the "Change in Control".

     so long as such activities do not significantly interfere with the performance of Executive's responsibilities. To the extent that any such activities have been conducted by Executive prior to the Change of Control, such prior conduct, and any subsequent conduct similar in nature and scope, shall not be deemed to interfere with the performance of Executive's responsibilities.

2.3. For purposes of this Agreement, employment by a subsidiary of the Company will be deemed to be employment by the Company, and the Company may cause its obligations hereunder to be discharged through such a subsidiary, provided that the Company will remain liable for the discharge of all such obligations and that the rights, benefits, authority and status of the Executive are in no way diminished thereby. A subsidiary is any corporation more than 50% of the voting stock of which is owned by the Company or another subsidiary of the Company.

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                      ARTICLE III. COMPENSATION

3.1. The Company will pay as compensation to Executive for his services as an employee during the Term of Employment:

     (a) base annual salary at a rate equal to the highest rate that Executive would have reasonably expected to receive without a Change of Control, but in no case less than the rate of base salary in effect for Executive immediately prior to the Change of Control; plus

     (b) an annual bonus equal to the average bonus (as a percentage of base salary) paid to the Executive for the three full fiscal years of the Company immediately preceding the Change of Control,

3.2. In addition, for his services as an employee during the term of Employment, Executive will:

     (a) participate fully in the Company's stock option plan (and/or any successor plan);

     (b) participate fully in all pension, profit sharing and similar benefit plans of the Company;

     (c) participate fully, together with his dependents and beneficiaries in all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by the Company immediately prior to the Change of Control, or receive substantially equivalant coverage (or the full value thereof in cash) from the Company;

     (d) participate fully in additional benefit plans offered by the Company to executives before or after the Change of Control; and

     (e) receive fringe benefits (which shall not include any benefit referred to elsewhere in this Article III) substantially equivalent to those provided to Executive immediately prior to the Change of Control as well as reimbursement, upon proper accounting of reasonable expenses and disbursements incurred by Executive in the course of his duties.

3.3. Amounts payable under this Article III for services rendered by Executive during his employment constitute reasonable compensation for such services. If any such amount (or, if by reason of such amount, any other amount in the nature of compensation payable to Executive) is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, the Company will pay to Executive in cash an additional amount necessary to cause the total payments (including the additional payment required by this paragraph 3.3) and benefits received by him under this Article III (net of all federal and state taxes, including all taxes payable under Section 4999 of the Code) to be equal to the total payments and benefits Executive would have received under this Article III (net of all federal, state and local taxes) if Section 4999 of the Code had not applied. This paragraph 3.3 does not apply to amounts payable under Article 4.

                    ARTICLE IV. TERMINATION OF EMPLOYMENT


4.1. In the event Executive's employment is terminated by the Company during the Term of Employment for any reason other than "Cause" (as defined in paragraph 4.5 below) the Company will pay Executive:

     (a) a lump sum cash payment, payable within ninety (90) days of his termination, equal to 300% of the sum of:

          (i) Executive's highest annual base salary in effect at any time prior to his termination, or the rate that would be in effect during the unexpired term of any agreement that existed prior to a Change of Control, which ever is greater, plus

          (ii) the highest aggregate amount included by the Company on his Form W-2 and/or 1099 for fringe benefits (limited in accordance with paragraph 3.2(e) above) provided in any of the three calendar years prior to his termination, plus

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          (iii)  his highest bonus for any of the three full fiscal years of the Company immediately proceding his termination, plus

(b) a lump sum cash payment, payable within ninety (90) days of his termination equal to 300% of the employer contribution made for his benefit under the Company's employee benefit plans for the last fiscal year of the Company ending prior to the Change of Control.

4.2. In the event of termination described in paragraph 4.3 above, Executive, together with his dependents and beneficiaries, will continue following his termination to participate fully in accordance with paragraph 3.2(c) above in all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by the Company immediately prior to the Change of Control, or receive substantially equivalent coverage (or the fill value thereof in cash) from the Company, until the later of

     (a)  the end of Executive's Term of Employment, or

     (b)  the third anniversary of his termination.

The period of time between such a termination and the next following anniversary of the Change of Control will be counted as service with the Company for purposes of any benefit plan of the Company in which Executive is participating at the time of the termination.

4.3. In the event of a termination described in paragraph 4.1 above, Executive will become immediately entitled to exercise any and all stock options previously granted to him by the Company notwithstanding any provision to the contrary of the option or any plan under which it was granted.

4.4. (a) Upon the occurrence of any breach by the Company of this Agreement within the meaning of paragraph 4.4(b), below, Executive may give the Company written notice of his intention to resign effective the 30th day following the date of such notice. If the Company does not fully remedy such breach within 15 days of the date of such notice, Executive's resignation will become effective on such 30th day. If Executive resigns in accordance with this paragraph during the Term of Employment, his employment will be deemed to have been terminated by the Company for, reasons other than Cause (and he will be deemed to have offered to continue to provide services to the Company) and he will be entitled to all the payments and rights and benefits described in paragraphs 4.1, 4.2 and 4.3; provided that such payments and rights and benefits will in no event be less than they would have been had such termination taken place on the date that the Company first breached this Agreement.

     (b) The following events are breaches by the Company of this Agreement within the meaning of this paragraph 4.4(b):

          (i) any reduction of, or failure to pay Executive's salary or bonus as described in paragraph 3.1 above;

          (ii)   any failure to provide the benefits required by paragraph
                 3.2 above or to make any payment which might be due in accordance with paragraph 3.3 above;

          (iii) assignment to Executive of any duties inconsistent in any respect with his position (including status, offices and titles), authority, duties or responsibilities as contemplated by paragraph 2.1 above or any other action by the Company which results in a diminution of such position, authority, duties or responsibilities;

          (iv) failure after a Change of Control to comply with and satisfy paragraph 8.1 or 8.2 below;

          (v) relation of the Company's principal executive offices, or any event that causes Executive to have his principal place of work changed, to any location outside the area;

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          (vi)   any requirement by the Company that Executive travel away
                 from his office in the course of his duties significantly more than the number of consecutive days or aggregate days in any calendar year than was required of him prior to the Change of Control; and

          (vii) without limiting the generality or effect of the foregoing, any other material breach of this Agreement by the Company or any successor thereto or transferee of substantially all the assets thereof.

4.5. If Executive is dismissed by the Company for Cause, he will not be entitled to payments, benefits or acceleration of exercisability of options provided under paragraphs 4.1, 4.2 or 4.3 above. "Cause" means only the willful commission by Executive of theft, embezzlement or other serious and substantial crimes against the Company. For purposes of this definition, no act or omission shall be considered to have been "willful" unless it was not in good faith and Executive had knowledge at the time that the act or omission was not in the best interest of the Company.

4.6. If Executive's employment is alleged to the terminated for Cause or if Executive's right to resign under paragraph 4A is disputed, Executive may initiate binding arbitration in San Diego, California, before the American Arbitration Association by Serving a notice to arbitrate upon the Company or, at Executive's election, institute judicial proceedings in either case within 90 days of the effective date of his termination or, if later, his receipt of notice of termination, or such longer period as may be reasonably necessary for Executive to take such action if illness or incapacity should impair his taking such action within the 90 day period. The Company agrees

          (i) to pay the costs and expenses (including fees of counsel to Executive of any such arbitration and/or juidical proceeding, including Executive's counsel fees), and

          (ii) to pay interest to Executive on any amounts ultimately found to be due to Executive hereunder during any period of time that such amounts are withheld pen dins arbitration and/or judicial proceedings. Such interest will be at the base rate most recently announced by the prior to the commencement of the arbitration.

4.7. Termination of employment due to the death or total permanent disability of Executive will not be considered a termination for purposes of this Article 4.

4.8. If Executive dies following a termination of employment which entitled him to benefits under this Article 4 but prior to receipt of all such benefits:

     (a) his beneficiary (as designated to the Company in writing) or, if none, his estate, will be entitled to receive all unpaid amounts due hereunder, and

     (b) his beneficiary or estate will be entitled to exercise options in accordance with paragraph 4.3 above and the terms of the options.

                ARTICLE V. NO OBLIGATION TO MITIGATE

There shall be no requirement on The Executive's part to seek other employment or otherwise mitigate in order to be entitled to the Sail amount of any payments or benefits hereunder.

                         ARTICLE VI. LIMITATION

6.1. Notwithstanding any other provision of this Agreement, and except as provided in paragraph 6.2 below. The payments or benefits to which Executive will be entitled under Article 4 of this Agreement will be reduced to the extent necessary so that Executive will not be liable for the federal excise tax levied on certain excess "parachute payments" under section 4999 of the Code.

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6.2.  The limitation of paragraph 6.1 will not apply if:

     (a)  the difference between

          (i) the present value of all payments to which Executive is entitled under Article 4 of this Agreement determined without regard to paragraph 6-1" less

          (ii) the present value of all federal, state, and other income and excise taxes for which Executive is liable as a result of such payments;

exceeds

     (b)  the difference between

          (i) the present value of all payments to which Executive is entitled under Article 4 of this Agreement calculated as if the limitation of paragraph 6.1 applies, less

          (ii) the present value of all federal, state, and other income withholding taxes which Executive is liable as a result of such reduced payments.

Present values will be determined using the interest rate specified in section 280G of the code and will be the present values as of the date on which Executive's employment terminates (unless it is necessary to use a different date in order to avoide adverse consequences under section 280 C).

6.3. (a) Whether payments to the Executive are to be reduced pursuant to paragraph 6.1, and the extent to which they are to be so reduced, will be determined by the Executive. Executive may, at the expense of the Company, hire an accounting firm, law firm or employment consulting firm selected by Executive to assist him in such determination.

     (b) If a reduction is made pursuant to paragraph 6.1, Executive will have the right to determine which payments and benefits will be reduced,

                         ARTICLE VII. EXPENSES

7.1. It is the intent of the Company That The Executive not be required to incur any expenses associated with the enforcement of his rights under this Agreement by legal action or arbitration proceeding because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if Executive determines in good faith that the Company has failed to comply with any of its obligations under this Agreement, or if the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action or arbitration proceeding designed to deny Executive, or to recover from him, the benefits intended to be provided hereunder, or in the event of actions instituted as contemplated by paragraph 4.6 above, the Company irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent Executive in connection with any and all actions and proceedings, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, which may adversely affect Executive's rights under this Agreement. In addition, notwithstanding any existing or prior attorney client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel and agrees that a confidential relationship shall exist between Executive and such counsel. Without limiting the effect of paragraph 4.6 above or of the foregoing provisions of this paragraph 7.1, the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by Executive as a result of the Company's failure to perform under this Agreement.

7.2. Without limiting the effect of paragraph 7.1 above, in order to ensure the benefits intended to be provided to the Executive under such paragraph, the Company will, if a Change of Control becomes likely or occurs use reasonable efforts to obtain an irrevocable $5,000,000 letter of credit issued by a bank having combined capital and surplus in excess of $100,000,000, or alternatively to place that amount in escrow or trust with such a bank, to provide a fund for the benefit of Executive and other employees of the Company

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with similar agreements with respect to enforcement of their rights under their agreements, all on such terms as the Company shall consider appropriate when it obtains such a letter of credit or establishes such a fund.

                  ARTICLE VIII. MERGER OR ACQUISITION

8.1. If the Company is at any time before or after a Change of Control merged with or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets of the Company are transferred to another corporation or other entity, the corporation or other entity resulting from such merger or consolidation, or the acquirer of such assets, shall by agreement in term and substance satisfactory to Executive) expressly assume the obligations of the Company under this Agreement. In any event, however, the provisions of this Agreement shall be binding upon and inclusive to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this Article 8 will apply in the event of any subsequent merger or consolidation or transfer of assets.

8.2. In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to or privilege of participation in any stock option or purchase plan or any bonus, profit sharing, pension, group insurance, hospitalization or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

8.3. In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall, unless the context used suggest, otherwise, be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

                        ARTICLE IX. WITHHOLDING

Any payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries or estate will be subject to The withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

                          ARTICLE X. AMENDMENT

No amendment, change or modification of this Agreement may be made except in writing signed by both parties.

                           ARTICLE XI. GENERAL

11.1. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administration, legal representatives and assigns, and the Company and its successors.

11.2. The validity, interpretation and effect of this Agreement shall be governed by the laws of the Sate of California.

11.3. There shall be no right of set-off or counterclaim, with respect to any claim, debt or obligation, against any payments to Executive, his dependents, beneficiaries or estate provided for in this Agreement.

11.4. No right or interest to or in any payments shall be assignable by Executive; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiary," as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive's estate.

11.5. No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale,

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assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately proceding sentence to the flail extent permitted by law, be null, void and of no effect.

11.6. Commencing on the date of the Change of Control, this Agreement shall govern Exeucitve's employment and compensation by the Company and the other matters referred to herein, and any employment or severance agreement, arrangement or policy otherwise applicable to the Executive superseded by this Agreement.

11.7. The invalidity or unenforceability of any provision of this Agreement shall not affect the valid enforceability of any other provision.

      IN WITNESS WHEREOF, duly executed and delivered as of the date act forth above.

Topform, Inc.


By /s/ Frank Seifert
   ---------------------------------
   Frank Seifert


Executive


By /s/ John C. Homan
   ---------------------------------
   John C. Homan


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June 18, 1999



Mr. Frank Seifert
1720 Louisiana NE
Suite 100
Albuquerque, New Mexico 87110

Re: Long-term Disability Insurance

Dear Mr. Seifert:

     As discussed, the Board of True Vision International has agreed to reimburse me the cost of my Long-term Disability coverage, plus any Income Tax ensuing from such reimbursement. Attached is a request for reimbursement for such insurance for $239.14.

If you have any questions regarding this matter, please feel free to contact me at 505-256-3534.

Very Truly Yours,


/s/ John C. Homan
-----------------
John C. Homan
President


Agreed: /s/ Frank Seifert                    Date: 6-18-99
        --------------------                       -------------
        Frank Seifert